Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S‑3 (Nos. 333‑208587 and 333‑209569) and Form S‑8 (Nos. 333‑198768 and 333‑201327) of Walgreens Boots Alliance, Inc. of our report dated May 12, 2014, with respect to the Group statements of financial position of Alliance Boots GmbH as at March 31, 2014 and 2013, and the related Group statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2014, which report appears in the Form 8‑K of Walgreen Co. dated May 15, 2014.

/s/ KPMG LLP

London, United Kingdom
October 20, 2016